Exhibit 10.9
Via UPS Overnight
April 30, 2007
Teresa M. Riggs
President
BATUS Japan, Inc.
103 Foulk Road, Suite 117
Wilmington, Delaware 19803
     Re: Contract Manufacturing Agreement dated 30th July 2004 by and between R. J. Reynolds Tobacco Company and BATUS Japan, Inc.; Section 3.2 Invoices — Amendment
Dear Teresa:
     R. J. Reynolds Tobacco Company (RJRTC) recently has made a shift in the shipment of product for BATUS Japan, Inc. (BATUS Japan) with regard to the Contract Manufacturing Agreement (“the Agreement”) referenced above. Shipments of product by RJRTC to BATUS typically have been made from the west coast of the United States. RJRTC and BATUS Japan deem it mutually beneficial for shipments to be made with a mix of routes from the east and west coasts of the United States. As a result of this change, a majority of shipments are made through the east coast, and RJRTC and BATUS Japan agreement that typical title passage of product shipped now occurs 10 to 14 days sooner than those contemplated by the guidelines originally documented in the Agreement. In light of this, RJRTC and BATUS Japan agree to amend Section 3.2 of the Agreement by replacing Section 3.2 with the following:
     3.2 Invoices. RJRTC shall invoice BATUS Japan (or, where applicable RFEBV) monthly for Products shipped by RJRTC during the applicable month. BATUS Japan’s obligation to make payment shall accrue once title and risk of loss to the applicable Products pass to BATUS Japan. Such invoices shall be due and payable by BATUS Japan (or RFEBV) by 9 days after the last calendar day of the month following the month of shipment from RJRTC’s manufacturing facilities.
     The terms of amended Section 3.2 shall be reviewed on a periodic basis by both parties to insure relevance to the current transportation model, and amended to reflect a payment schedule that is fair to both parties.
     All other terms and conditions of the Agreement that are in place as of this letterhead date and not expressly amended by this letter shall remain in full force and effect.
     If the foregoing accurately sets forth our understanding, please indicate by executing and returning two originals.
Agreed and accepted:
R. J. REYNOLDS TOBACCO COMPANY
By: /s/ Daniel Snyder
Title: Executive Vice President – Operations

Date: May 18, 2007
BATUS JAPAN, INC.
By: /s/ Andrew T. Panaccione
Title: Secretary
Date: May 9, 2007